Exhibit (a)(1)(A)

GRAMERCY CAPITAL CORP.

Offer to Purchase for Cash
up to 4,000,000 shares of
8.125% Series A Cumulative Redeemable Preferred Stock
(CUSIP No. 384871 30 7)
at $15.00 net per share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 2010
WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME

Gramercy Capital Corp. (the “Company,” “our,” “we” or “us”) is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Offer”) up to 4,000,000 shares of our outstanding 8.125% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Shares”), for $15.00 per Series A Share, net to the seller in cash (the “Offer Price”), without interest.

If, at the expiration of the Offer, more than 4,000,000 Series A Shares have been validly tendered and not withdrawn, and all conditions to the Offer have been satisfied or waived, we will purchase 4,000,000 Series A Shares from the tendering holders on a pro rata basis based on the number of Series A Shares tendered by each holder, except that we will not purchase fractional Series A Shares.

None of the Offer Price will be allocated to accumulated and unpaid dividends, and no dividend will be paid on the Series A Shares in connection with the Offer. Tendering holders of Series A Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends on those Series A Shares purchased by us.

The Offer will expire at 5:00 p.m., New York City time, on October 29, 2010, unless extended or earlier terminated by us (“Expiration Date”). Tendering holders may withdraw previously tendered Series A Shares at any time before the expiration of the Offer.

On September 30, 2010, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series A Share on the New York Stock Exchange (the “NYSE”) was $13.10.

See “Certain Considerations,” beginning on page 7, for a discussion of issues that you should consider in deciding whether to tender your Series A Shares in response to the Offer.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Purchase is truthful or complete. None of the SEC, any state securities commission or any similar commission or governmental agency of any foreign jurisdiction has passed upon the merits or fairness of the Offer, or passed upon the adequacy or accuracy of the disclosure contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. THE OFFER IS NOT CONDITIONED ON OUR OBTAINING FINANCING, NOR IS IT CONDITIONED ON A MINIMUM NUMBER OF SERIES A SHARES HAVING BEEN TENDERED. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

This document is first being mailed to holders of the Series A Shares on or around October 1, 2010.

The Dealer Manager for the Offer is:
Citi
The Information Agent for the Offer is:
D.F. King & Co., Inc.

The date of this Offer to Purchase is October 1, 2010

i

SUMMARY

This summary highlights important information contained in this document but is intended to be an overview only. To fully understand the Offer described in this document and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the related letter of transmittal. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Purchase and the related letter of transmittal.

The Company
The Offer is being made by Gramercy Capital Corp., a Maryland corporation. The Company’s principal executive offices are located at 420 Lexington Avenue, New York, New York 10170, and its main telephone number is (212) 297-1000.
Principal Terms of the Offer
We are offering to purchase up to 4,000,000 shares of our 8.125% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Shares”), for $15.00 per Series A Share, net to the seller in cash (the “Offer Price”), without interest.
If, at the expiration of the Offer, more than 4,000,000 Series A Shares have been validly tendered and not withdrawn, and all conditions to the Offer have been satisfied or waived, we will purchase 4,000,000 Series A Shares from the tendering holders on a pro rata basis based on the number of Series A Shares tendered by each holder, except that we will not purchase fractional Series A Shares.
See “The Offer — Terms of the Offer.”
Conditions of the Offer
The Offer is subject to the conditions set forth under “The Offer — Conditions of the Offer.”
The Offer is not conditioned on our obtaining financing. We have sufficient resources to purchase the Series A Shares sought in the Offer and we intend to use available cash to do so. See “The Offer — Sources and Amount of Funds.”
The Offer is not conditioned on a minimum number of Series A Shares having been tendered.
Aggregate Consideration
Assuming the maximum number of 4,000,000 Series A Shares are validly tendered (and not withdrawn) and purchased by us, we will pay an aggregate of approximately $61.50 million in cash to purchase the Series A Shares (including estimated transaction expenses), which represents approximately 51.65% of the $119.08 million of unrestricted cash we held at September 28, 2010. Our unrestricted cash held at September 28, 2010 included $12.66 million of unrestricted cash held by our property investment division, which operates under the name Gramercy Realty, and which is not currently available for general corporate purposes.

Effects of the Offer on the Company
If we purchase the maximum number of 4,000,000 Series A Shares in the Offer, we will eliminate an aggregate liquidation preference of $100,000,000 plus accumulated and unpaid dividends (as of October 1, 2010) of approximately $16.24 million.
The purchase of a substantial number of our Series A Shares in the Offer will significantly reduce our unrestricted cash balance and, therefore, our liquidity. We believe nonetheless that if we purchase a substantial number of Series A Shares pursuant to the Offer we will create significant additional financial flexibility for the Company, potentially including enhanced access to the capital markets and other sources of capital and additional flexibility to implement potential strategic initiatives.
See “The Offer — Effects of the Offer on the Company.”
Expiration and Extension of the Offer
The Offer will expire at 5:00 p.m., New York City time, on October 29, 2010, unless extended or earlier terminated by us.
If we decide to extend the Offer, we will issue a press release stating the new expiration date. Any such press release will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
See “The Offer — Terms of the Offer” and “— Extension, Termination and Amendment of the Offer.”
No Payment of Accumulated and Unpaid Dividends
None of the Offer Price will be allocated to accumulated and unpaid dividends, and no dividend will be paid on the Series A Shares in connection with the Offer. Tendering holders of Series A Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends on those Series A Shares purchased by us.
See “The Offer — Terms of the Offer.”
No Recommendation as to Whether to Tender
Our Board of Directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to the holders of the Series A Shares. Our Board of Directors has determined that completion of the Offer would be in the best interests of the Company.
Neither our Board of Directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer.

None of our officers, our employees, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Series A Shares and any other factors you deem relevant.
Procedures for Tendering Your Series A Shares
If you hold Series A Shares through the facilities of The Depositary Trust Company (“DTC”) you may follow the procedures for book-entry transfer or the guaranteed delivery procedures described in this Offer to Purchase.
If your Series A Shares are held in street name (i.e., through a broker, dealer or other nominee), the Series A Shares can be tendered by your broker, dealer or other nominee through DTC upon your request.
See “The Offer — Procedures for Tendering.”
Acceptance for Payment and Payment for Series A Shares
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, promptly after the Expiration Date, by accepting for payment, and will pay for, Series A Shares validly tendered and not properly withdrawn promptly after the Expiration Date. The payment date will be within three business days after the Expiration Date.
See “The Offer — Tender of Series A Shares; Acceptance for Payment and Payment for Series A Shares.”
Withdrawal Rights
You may withdraw previously tendered Series A Shares at any time before the expiration of the Offer. In addition, after the expiration of the Offer, you will have the right to withdraw any Series A Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer. If you tendered your Series A Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Series A Shares.
See “The Offer — Withdrawal Rights.”
Effects of Not Tendering Series A Shares
The Offer is not conditioned on a minimum number of Series A Shares having been tendered. Accordingly, your decision to not tender your Series A Shares will have no effect on whether or not the Offer is completed. If you do not tender your Series A Shares, whether or not the Offer is completed, you will continue to own your Series A Shares.

No dividend will be paid on the Series A Shares in connection with the Offer, whether or not the Offer is completed. If you do not tender your Series A Shares, you will retain your rights in respect of accumulated and unpaid dividends. Particularly given our current financial condition, however, we do not know when or if we will pay future dividends on the Series A Shares, including accumulated and unpaid dividends on the Series A Shares.
See “The Offer — Effects of Not Tendering Series A Shares.”
Possible Consequences if the Offer Is Not Completed or if We Do Not Purchase a Substantial Number of Series A Shares in the Offer
If the Offer is not completed or if we do not purchase a substantial number of Series A Shares in the Offer:

•

Our ability to maintain or increase our liquidity by accessing the capital markets will likely remain severely restricted. Such inability, if it results in our having insufficient liquidity to grow and/or operate our business, may have a material adverse impact on our operations, cash flow and financial condition, and may ultimately impair our ability to continue as a going concern. We believe that our ability to access the equity and debt capital markets will remain severely restricted so long as we have a substantial number of Series A Shares outstanding, particularly in light of the current level of accumulated and unpaid dividends and our inability to pay dividends on our Common Stock as a result thereof. However, we can offer no assurance that we will be able to access the capital markets on acceptable terms, or at all, even if we are successful in purchasing a substantial number of the Series A Shares in the Offer.

•

If we are not able to access the capital markets to maintain or increase our liquidity, we may in the future be required to pursue certain measures in order to maintain or enhance our liquidity, including seeking the extension or replacement of our debt facilities, potentially selling assets at unfavorable prices and/or reducing our operating expenses.

• We may find it more difficult to implement potential strategic initiatives to grow our Company for the benefit of our stockholders.

•

Given our current financial condition, we do not know when or if we will pay future dividends on the Series A Shares, including accumulated and unpaid dividends on the Series A Shares, particularly in light of the current level of accumulated and unpaid dividends. If we do not pay the accumulated and unpaid dividends on the Series A Shares, we will continue to be restricted in our ability to pay dividends or to repurchase shares of our Common Stock or other equity securities we may issue in the future. We can offer no assurance, however, that we will pay any future dividends even if we are successful in purchasing a substantial number of the Series A Shares in the Offer.
See “The Offer — Possible Consequences if the Offer Is Not Completed or if We Do Not Purchase a Substantial Number of Series A Shares in the Offer.”
Soliciting Dealer Fee
With respect to any tender of Series A Shares where the aggregate amount of Series A Shares being tendered by the tendering holder and its affiliates and family members (whether in a single tender or in multiple tenders) is 10,000 or fewer Series A Shares, we will pay the applicable soliciting dealer a fee equal to $0.375 for each Series A Share that is validly tendered and accepted for payment.
See “The Offer — Soliciting Dealer Fee.”
Market Prices of the Series A Shares
On September 30, 2010, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series A Share on the NYSE was $13.10.
During the 12 months prior to October 1, 2010, the highest reported closing price per Series A Share on the NYSE was $16.30 and the lowest reported closing price was $7.25.
See “Market Prices of and Dividends on the Series A Shares.”
Continued Listing of the Series A Shares on the NYSE
Regardless of the results of the Offer, we expect the Series A Shares will continue to qualify to be listed on the NYSE. We intend to keep the Series A Shares listed on the NYSE following completion of the Offer.
See “The Offer — Liquidity.”
Material U.S. Federal Income Tax Considerations
See “Material U.S. Federal Income Tax Considerations.”
Certain Considerations
You should consider carefully all of the information set forth in this Offer to Purchase and, in particular, you should evaluate the specific factors set forth under “Certain Considerations” before deciding whether to participate in the Offer.
Appraisal Rights
You do not have appraisal rights in connection with the Offer.
Dealer Manager
Citigroup Global Markets Inc.
Information Agent
D.F. King & Co., Inc.
Depositary
D.F. King & Co., Inc.

Additional Documentation; Further Information; Assistance
Any requests for assistance concerning the Offer and requests for additional copies of this Offer to Purchase and the letter of transmittal may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase or by telephone toll free at (800) 859-8508. Beneficial owners may also contact their broker, dealer or other nominee.

You should read this entire Offer to Purchase and the letter of transmittal carefully before deciding whether or not to tender your Series A Shares. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

CERTAIN CONSIDERATIONS

You should carefully consider the matters described throughout this Offer to Purchase, including those described below in this section, before you decide whether to tender your Series A Shares.

We are making no recommendation in respect of the Offer and we have not obtained a third-party determination that the Offer is fair to holders of Series A Shares.

None of our officers, our employees, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Offer. Neither our Board of Directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer Price or the other terms of the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Series A Shares for purposes of negotiating the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Series A Shares and any other factors you deem relevant.

The Offer Price is lower than the liquidation preference per Series A Share.

The Offer Price is lower than the liquidation preference per Series A Share. The Series A Shares have a liquidation preference of $25.00 each, plus any accumulated and unpaid dividends on such share. At October 1, 2010, the accumulated and unpaid dividends were $4.06 per Series A Share.

The Offer Price could be higher or lower than the prices at which the Series A Shares trade on the NYSE before or after the expiration of the Offer.

The prices at which the Series A Shares trade on the NYSE during and after the Offer may be higher or lower than the Offer Price. If we purchase your Series A Shares in the Offer, the Offer Price per Series A Share that you receive may be more or less than you would have received if you had sold your Series A Shares on the open market or in any other transaction.

If a substantial number of Series A Shares are purchased in the Offer, the value of any Series A Shares that you continue to hold may decline.

If we purchase the maximum number of 4,000,000 Series A Shares in the Offer, the number of outstanding Series A Shares will be reduced from 4,600,000 to 600,000. If that happens (or if we purchase a number of Series A Shares that is less than 4,000,000 but nonetheless is substantial), the liquidity and, therefore, the market price of any Series A Shares that you continue to own may be adversely affected.

We recently conducted a process of exploring various strategic alternatives with a view to addressing several challenges that we face today, and our Board of Directors may continue to explore various means by which we might improve our financial position or otherwise create value for our stockholders, which may affect the value of the Series A Shares and our Common Stock.

Earlier this year, our Board of Directors retained a financial adviser to conduct discussions with various third parties regarding potential transactions to recapitalize our Company. We received indications of interest from several of these parties regarding a variety of potential transactions that ranged from the acquisition of our entire company to acquisitions of parts of our assets or business, joint ventures with either or both of our Gramercy Finance and Gramercy Realty divisions, externalization of our management function and investment of capital through new issuances of our equity or debt securities. Some indications of interest contemplated change of control transactions or, at a minimum, significant changes in the composition of our management team and Board of Directors. All indications of interest were subject to significant additional due diligence by the parties submitting them and to the satisfaction of substantial qualifications and conditions, including but not limited to eliminating various of our contingent and other liabilities, restructuring various of our Gramercy Realty indebtedness, repurchasing a substantial portion of the Series A Shares, selling certain of our assets and obtaining the approval of our stockholders.

After reviewing the indications of interest received, and conducting discussions to understand the likelihood that the indicated terms could be improved, our Board of Directors decided to discontinue discussions regarding the indications of interest because, among other reasons, each of the proposed transactions was subject to conditions and contingencies that made consummation highly uncertain and none of the indications of interest appeared to offer a level of value to our stockholders that our Board of Directors deemed acceptable. We expect our Board of Directors will continue to consider various means by which we might improve our financial position or otherwise create value for our stockholders, but it is not possible to predict when or if any such actions can or will be implemented. The range of possible actions that may be considered by our Board of Directors in the future may include transactions of the types contemplated by the indications of interest referred to above. Successful completion of the Offer could help facilitate any such transaction or make the terms of any such transaction more attractive to the holders of our Common Stock.

If we are not successful in purchasing a substantial number of Series A Shares in the Offer, we may find it more difficult to raise capital or to implement potential strategic initiatives.

We believe that if we are not successful in purchasing a substantial number of Series A Shares in the Offer, our ability to maintain or increase our liquidity by accessing the capital markets will likely remain severely restricted, which may in the future cause us to pursue certain measures to maintain or enhance our liquidity. In addition, we may find it more difficult to implement potential strategic transactions to grow our company for the benefit of our stockholders. We believe that if we continue to fail to pay accumulated dividends on the Series A Shares, our ability to pay dividends or to repurchase shares of our Common Stock or other equity securities we may issue in the future will continue to be restricted. If we were to use our existing cash flow to pay accumulated dividends on the currently outstanding number of Series A Shares, we would have less cash available to operate our Company.

Whether or not we purchase a substantial number of Series A Shares in the Offer, there is no assurance as to when or if we will pay dividends on the Series A Shares in the future.

Given our current financial condition, we do not know when or if we will pay dividends, including accumulated and unpaid dividends, on the Series A Shares. If we do not purchase a substantial number of Series A Shares in the Offer, we may find it more difficult to implement potential strategic initiatives to grow our Company for the benefit of our stockholders. Under the terms of the governing document with respect to the Series A Shares, unless full accumulated and unpaid dividends are paid on the Series A Shares, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, our Common Stock) or other distribution can be authorized and declared or made on shares of our Common Stock, nor can any shares of our Common Stock be redeemed, purchased or otherwise acquired (except in certain limited circumstances). It is possible that, if we purchase a substantial number of the Series A Shares (in the Offer or otherwise), we may subsequently decide to pay the accumulated and unpaid dividends on the remaining Series A Shares and to resume regular dividend payments on the Series A Shares in order to, for example, facilitate an offering of shares of our Common Stock or make a cash distribution to our common stockholders, but any such decision would be dependent on a variety of factors (including the viability of any such offering), and at present we have no specific plans to do so.

The currently exercisable right of the holders of Series A Shares to elect one additional director to our Board of Directors will continue after the expiration of the Offer.

The governing document with respect to the Series A Shares provides that if we do not pay in full six or more quarterly dividends (whether or not consecutive) payable on the Series A Shares, whether or not declared, the number of directors constituting our Board of Directors will be increased by one and the holders of the Series A Shares will be entitled to elect one additional director to serve on our Board of Directors. Because of our failure to make dividend payments on the Series A Shares on the January 15, April 15, July 15 and October 15, 2009 and January 15, April 15 and July 15, 2010 dividend payment dates, the holders of the Series A Shares currently are entitled to elect one additional director to our Board of Directors. Because we will not pay any dividend in connection with the Offer, this right of the holders of Series A Shares will be unaffected by the making or outcome of the Offer. As described above, we do not know whether, when or if we will pay any dividends on the Series A Shares that could eliminate the current dividend arrearage and therefore terminate the existing right of the holders of the Series A Shares to elect an additional director.

After completion of the Offer, any Series A Shares that you continue to own will remain subject to the ownership restrictions in our Articles of Incorporation (our “charter”).

In order for us to maintain our qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year. Our charter, with certain exceptions, authorizes our Board of Directors to take the actions that are necessary or appropriate to preserve our qualification as a REIT. Our charter contains a stock ownership limit which prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules promulgated under the Internal Revenue Code, shares of stock in excess of (i) 9.8% of the lesser of the aggregate number or value of the outstanding shares of our Common Stock, and (ii) 9.8% in value of the aggregate of the outstanding shares of our Common Stock and Series A Shares. Unless exempted by our Board of Directors, no person may own shares of our Common Stock or Series A Shares in excess of the above stock ownership limits. Accordingly, as long as you own either Series A Shares or shares of our Common Stock, you will be subject to these ownership restrictions.

Our Common Stock and the Series A Shares could be removed from listing on the NYSE.

We do not believe that completion of the Offer will affect the continued listing of the Series A Shares on the NYSE. Regardless of the outcome of the Offer, however, the trading prices of our Common Stock and the Series A Shares may decline, which could result in both our Common Stock and the Series A Shares being delisted from the NYSE. One of the NYSE’s continued listing standards requires that the average closing price of our Common Stock equal at least $1.00 per share over a 30 consecutive trading-day period. Although the Company is currently in compliance with this requirement, if the price of our Common Stock falls below $1.00 over an extended period, the NYSE could decide to delist both our Common Stock and the Series A Shares. If delisting occurs, then shares of our Common Stock and the Series A Shares will likely trade on a less active trading platform, which would almost certainly decrease the trading volume of our Common Stock and the Series A Shares, making it more difficult for you to sell your Series A Shares and potentially reducing the trading price of the Series A Shares.

Federal and state statutes could allow courts, under specific circumstances, to require holders of Series A Shares who receive payments from us pursuant to the Offer to return such payments.

Our creditors could challenge payments made by us pursuant to the Offer as fraudulent conveyances. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, a court could order you to return payments of the Offer Price made by us if the court determined that we:

•	made the payments of the Offer Price with the intent to hinder, delay or defraud our existing or future creditors; or
•	received less than reasonably equivalent value or did not receive fair consideration for the payments of the Offer Price, and we:
—	were insolvent or were rendered insolvent at the time we made the payments;
—	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or
—	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts generally as they mature.

If the payments of the Offer Price made by us pursuant to the Offer were deemed fraudulent transfers, a court could order you to return any payments you received from us pursuant to the Offer.

Furthermore, if we were to become a debtor in a case under the United States Bankruptcy Code (the “Bankruptcy Code”) after completing the Offer, a bankruptcy court could find that any payment made by us pursuant to the Offer was subject to recovery as a preference. Generally, a preference is a payment made by a debtor on account of an antecedent debt during the 90-day pre-bankruptcy period (or one-year pre-bankruptcy period, for any holder who is an “insider” of the Company, as defined in the Bankruptcy Code), while the debtor is insolvent, that enables the recipient to receive more than it would if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. If a court found that any payment made by us pursuant to the Offer was a preference, it could order you to return the payments to us or to our bankruptcy trustee. In that event, you would have a claim against us for the amount returned, but it is unlikely that such claim would be paid in full.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Offer to Purchase contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “continue,” or any negative or other variations on such expressions. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in this Offer to Purchase. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the reduction in cash flows received from our investments, in particular our collateralized debt obligations (“CDOs”) and our Gramercy Realty portfolio;
•	the ability of our Gramercy Realty division to extend or restructure the terms of our mortgage and mezzanine loan obligations;
•	our ability to comply with financial covenants in our debt instruments, but specifically in our loan agreement with PB Capital Corporation;
•	the adequacy of our cash reserves, working capital and other forms of liquidity;
•	maintenance of our liquidity needs, including balloon debt payments;
•	the cost and availability of our financings, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;
•	the availability, terms and deployment of short-term and long-term capital;
•	the resolution of our non-performing and sub-performing assets and any losses we might recognize in connection with such investments;
•	the success or failure of our efforts to implement our current business strategy;
•	economic conditions generally and the strength of the commercial finance and real estate markets, and the banking industry specifically;
•	the performance and financial condition of borrowers, tenants, and corporate customers;
•	our ability to maintain compliance with over-collateralization and interest coverage tests in our 2006 CDO;
•	the timing of cash flows, if any, from our investments;
•	the actions of our competitors and our ability to respond to those actions;
•	availability of, and ability to retain, qualified personnel;
•	availability of investment opportunities on real estate assets and real estate-related and other securities;
•	our ability to raise debt and equity capital;
•	our ability to satisfy all covenants in our CDOs;
•	changes to our management and our Board of Directors;
•	our ability to profitably dispose of non-core assets;
•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	our ability to lease-up assumed leasehold interests above the leasehold liability obligation;
•	demand for office space;
•	risks of real estate acquisitions;
•	our ability to maintain our current relationships with financial institutions and to establish new relationships with additional financial institutions;
•	our ability to identify and complete additional property acquisitions;
•	changes in governmental regulations, tax rates and similar matters;
•	legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exemptions from registration as an investment company);
•	environmental and/or safety requirements;
•	our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended, the ability of GKK Capital LP (our “operating partnership”) to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•	the continuing threat of terrorist attacks on the national, regional and local economies; and
•	other factors discussed under Item IA Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2009 and those factors that may be contained in any filing we make with the SEC.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time-to-time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.

The risks included here are not exhaustive. Other sections of this Offer to Purchase may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

SUMMARY FINANCIAL INFORMATION

The following tables show summary consolidated financial information of the Company as of and for the six months ended June 30, 2010, and for the years ended December 31, 2009 and 2008. The following tables should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

Summary Consolidated Financial Information
(dollars in thousands, except per share data)

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008
	(unaudited)
Operating Data
Total revenues	$311,950	$636,106	$593,404
Property operating expenses	94,979	208,948	145,458
Interest expense	100,660	233,335	260,533
Management fees	—	7,787	30,299
Incentive fee	—	—	2,350
Depreciation and amortization	54,395	112,232	67,072
Management, general and administrative	17,718	35,390	17,577
Business acquisition costs	—	5,010	—
Impairment on loans held for sale and commercial mortgage backed securities	14,603	151,081	—
Provision for loan loss	54,390	517,784	97,853
Total expenses	336,745	1,271,567	621,142
Income (loss) from continuing operations before equity in income from unconsolidated joint ventures, provision for taxes and non-controlling interest	(24,795)	(635,461)	(27,738)
Equity in net income of unconsolidated joint ventures	2,864	8,436	9,088
Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	(21,931)	(627,025)	(18,650)
Gain from sale of unconsolidated joint venture interest	—	—	—
Gain on extinguishment of debt	7,740	119,305	77,234
Provision for taxes	(104)	(2,498)	(83)
Net income (loss) from continuing operations	(14,295)	(510,218)	58,501
Net income (loss) from discontinued operations	939	(10,181)	1,187
Net income (loss)	(13,356)	(520,399)	59,688
Net (income) loss attributable to non-controlling interest	(24)	770	(385)
Net income (loss) attributable to Gramercy Capital Corp.	(13,380)	(519,629)	59,303
Accrued preferred stock dividends	(4,672)	(9,414)	(9,344)
Net income (loss) available to common stockholders	$(18,052)	$(529,043)	$49,959
Net income (loss) per common share – Basic	$(0.36)	$(10.61)	$1.06
Net income (loss) per common share – Diluted	$(0.36)	$(10.61)	$1.06
Basic weighted average common shares outstanding	49,902	49,854	47,205
Diluted weighted average common shares and common share equivalents outstanding	49,902	49,854	47,330

	As of June 30,	As of December 31,
	2010	2009	2008
	(unaudited)
Balance Sheet Data
Total real estate investments, net	$3,248,251	$3,231,080	$3,279,869
Loans and other lending investments, net	1,238,295	1,383,832	2,213,473
Commercial mortgage-backed securities	1,019,203	984,709	869,973
Assets held for sale, net	38,184	841	192,780
Investment in unconsolidated joint ventures	113,063	108,465	93,919
Total assets	6,654,859	6,765,437	7,818,098
Mortgage note payable	1,730,039	1,743,668	1,833,005
Mezzanine loans payable	552,064	553,522	580,462
Unsecured credit facility	—	—	172,301
Term loan, credit facility and repurchase facility	—	—	95,897
Collateralized debt obligations	2,728,104	2,705,534	2,608,065
Junior subordinated notes	—	52,500	—
Deferred interest debentures held by trusts that issued trust preferred securities	—	—	150,000
Total liabilities	6,165,470	6,197,919	6,785,665
Stockholders’ equity	489,389	567,518	1,032,433
Supplemental Balance Sheet Data
Shares of Common Stock outstanding	49,906,180	49,884,500	49,852,243
Book value (deficit) per share of Common Stock	$7.55	$9.12	$18.42

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008
	(unaudited)
Funds from operations(1)	$36,389	$(417,610)	$123,495
Cash flows provided by operating activities	$46,924	$86,960	$171,755
Cash flows (used in) provided by investing activities	$(28,193)	$131,121	$(490,572)
Cash flows (used in) provided by financing activities	$(23,345)	$(216,564)	$162,519

(1)	We present funds from operations (“FFO”) because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITS. We also use FFO as one of several criteria to determine performance-based incentive compensation for members of our senior management, which may be payable in cash or equity awards. The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 defines FFO as net income (loss) (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)), excluding gains (or losses) from items which are not a recurring part of our business, such as sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We consider gains and losses on the sales of debt investments to be a normal part of our recurring operations and therefore include such gains and losses when arriving at FFO. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of FFO to net income computed in accordance with GAAP for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008 are as follows:

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008
	(unaudited)
Net income (loss) available to common stockholders	$(18,052)	$(529,043)	$49,959
Add:
Depreciation and amortization	57,793	122,489	84,290
FFO adjustments for unconsolidated joint ventures	2,160	4,450	625
Less:
Non real estate depreciation and amortization	(4,121)	(10,348)	(11,379)
Gain on sale of real estate	(1,391)	(5,158)	—
Funds from operations	$36,389	$(417,610)	$123,495
Funds from operations per share – basic	$0.73	$(8.38)	$2.61
Funds from operations per share – diluted	$0.73	$(8.38)	$2.61

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends and earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends and Earnings to Fixed Charges(1)	0.86	(1.17)	1.18

(1)	Earnings have been calculated by adding fixed charges to income from continuing operations. Fixed charges consist of interest expense and amortization of deferred financing costs. For all periods, we computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. We had not issued any preferred stock in any period, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods.

THE OFFER

Terms of the Offer

We are offering to purchase up to 4,000,000 Series A Shares for $15.00 per Series A Share, net to the seller in cash (the “Offer Price”), without interest.

If, at the expiration of the Offer, more than 4,000,000 Series A Shares have been validly tendered and not withdrawn, and all conditions to the Offer have been satisfied or waived, we will purchase 4,000,000 Series A Shares from the tendering holders on a pro rata basis based on the number of Series A Shares tendered by each holder, except that we will not purchase fractional Series A Shares.

None of the Offer Price will be allocated to accumulated and unpaid dividends, and no dividend will be paid on the Series A Shares in connection with the Offer. Tendering holders of Series A Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends on those Series A Shares purchased by us.

We have retained Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Offer. The Dealer Manager may contact brokers, dealers and other nominees and may provide information regarding the Offer to those that they contact or persons that contact them. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

If the Offer is successfully completed, we will pay to soliciting dealers a fee equal to $0.375 for each Series A Share that is validly tendered and accepted for payment, which amount will be used to compensate retail brokers for their solicitation of holders of Series A Shares. Soliciting dealer fees will only be paid to retail brokers if tendered Series A Shares are purchased in the Offer, and will be paid only in respect of tenders of 10,000 or fewer Series A Shares.

D.F. King & Co., Inc. is acting as Information Agent and as Depositary in connection with the Offer. The Information Agent may contact holders of Series A Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. D.F. King & Co., Inc. will receive reasonable and customary compensation for its services in these capacities and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

In addition, we will request brokers, dealers and other nominees forward copies of this Offer to Purchase to the beneficial owners of Series A Shares, and will provide reimbursement for the cost of forwarding the material.

Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of the Company, the Dealer Manager, the Information Agent or the Depositary has authorized any other person to provide you with different or additional information and we take no responsibility for any information that others may give you. Neither the delivery of this Offer to Purchase nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Purchase. We are offering to purchase, and are seeking tenders of, the Series A Shares only in jurisdictions where the offers or tenders are permitted.

Owners holding Series A Shares who tender their shares directly to the Depositary will not have to pay any fees or commissions. Holders who tender their Series A Shares through a broker, dealer or other nominee may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

The Offer will expire at 5:00 p.m., New York City time, on October 29, 2010, unless extended or earlier terminated by us (the “Expiration Date”).

If the Offer expires or terminates without any Series A Shares being accepted for payment by us following the expiration or termination of the Offer, you will continue to own your tendered Series A Shares.

Our Board of Directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to the holders of Series A Shares. Our Board of Directors authorized and approved the Offer and has determined that completion of the Offer would be in the best interests of the Company. Neither our Board of Directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer.

Prior to launching the Offer, our representatives had discussions with a holder we believe to be the largest beneficial owner of our Series A Shares. In those discussions, the holder, who we believe beneficially owns more than 20% of the outstanding Series A Shares, advised our representatives that such holder is supportive of the Offer and intends to participate in the Offer, however, there is no agreement, arrangement and understanding between the Company and such holder with respect to the Offer.

None of our officers, our employees, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender Series A Shares in the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Series A Shares and any other factors you deem relevant.

Conditions of the Offer

The Offer is not conditioned on our obtaining financing, nor is it conditioned on a minimum number of Series A Shares having been tendered.

Subject to Rule 14e-1(c) under the Exchange Act (which requires a bidder to pay for or return tendered securities promptly after the termination or withdrawal of a tender offer), we are not obligated to accept for payment, purchase or pay for, and may delay the acceptance of, any Series A Shares tendered pursuant to the Offer, if at any time on or after the date of this Offer to Purchase and prior to the expiration of the Offer, any of the following conditions shall exist:

•	there is any litigation regarding the Offer (i) challenging or seeking to make illegal, materially delay, restrain or prohibit the Offer or the acceptance of Series A Shares; or (ii) which if adversely decided could have a material adverse effect on the Company;
•	any law, rule or regulation or governmental order becomes applicable to us or the transactions contemplated by the Offer that results, directly or indirectly, in any of the consequences described within the preceding paragraph;
•	any governmental authority issues an order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the completion of the Offer or determining that completion of the Offer would violate any law, rule or regulation applicable to us; or
•	we shall have determined, based on the advice of counsel, that payment of the aggregate consideration for all Series A Shares that would be accepted for payment in the Offer would not be permitted under Maryland law.

We will, in our reasonable judgment, determine whether each condition to the Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Offer is unsatisfied on the Expiration Date and we do not or cannot waive such conditions, the Offer will expire and we will not accept for payment or purchase any of the Series A Shares that have been tendered in the Offer.

Aggregate Consideration

Assuming the maximum number of 4,000,000 Series A Shares are validly tendered (and not withdrawn) and purchased by us, we will pay an aggregate of approximately $61.50 million in cash to purchase the Series A Shares (including estimated transaction expenses), which represents approximately 51.65% of the $119.08 million of unrestricted cash we held at September 28, 2010. Our unrestricted cash held at September 28, 2010 included $12.66 million of unrestricted cash held by our Gramercy Realty division, which is not currently available for general corporate purposes.

Effects of the Offer on the Company

All Series A Shares purchased by us in the Offer will be retired and will return to the status of authorized but unissued shares of preferred stock of the Company.

If we purchase the maximum number of 4,000,000 Series A Shares in the Offer, we will eliminate an aggregate liquidation preference of $100,000,000 plus accumulated and unpaid dividends (as of October 1, 2010) of approximately $16.24 million.

Upon completion of the Offer, the liquidation preference of the Series A Shares purchased in the Offer will be removed from stockholders’ equity, and the difference between the Offer Price and the liquidation preference will be recorded as an adjustment to the Company’s retained earnings. The difference between the liquidation preference, less the allocable portion of the original issuance costs, and the sum of the Offer Price and accrued dividends will result in an adjustment to the Company’s earnings (loss) per share calculation as an adjustment to net income (loss) available to common stockholders.

The purchase of a substantial number of our Series A Shares in the Offer will significantly reduce our unrestricted cash balance and, therefore, our liquidity. See “— Aggregate Consideration.” We believe nonetheless that if we purchase a substantial number of Series A Shares pursuant to the Offer we will create significant additional financial flexibility for the Company, potentially including enhanced access to the capital markets and other sources of capital and additional flexibility to implement potential strategic initiatives.

Extension, Termination and Amendment of the Offer

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Offer is open, in our sole discretion. We will extend the Expiration Date of the Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Series A Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Series A Shares in accordance with the terms of the Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Offer, including the conditions to the Offer;
•	delay our acceptance for payment or purchase of any Series A Shares pursuant to the Offer or to terminate the Offer and not accept for payment or purchase any Series A Shares not previously accepted for payment or purchased, if we determine that any of the conditions of the Offer have not been satisfied; and
•	waive any condition.

We will announce any extension, termination, amendment or delay by issuing a press release. In the case of an extension, any such press release will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will state the new expiration date. If we amend the Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Offer as required by law.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, we increase or decrease the number of Series A Shares being sought or increase or decrease the Offer Price, or change the type of consideration, offered to holders of Series A Shares, such modification will be applicable to all holders of Series A Shares whose Series A Shares are accepted for payment pursuant to the Offer, and if, at the time notice of any such modification is first published, sent or given to holders of Series A Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the Offer will be extended to a date not earlier than ten business days after the date of such publication. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

Tender of Series A Shares; Acceptance for Payment and Payment for Series A Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, promptly after the Expiration Date, by accepting for payment, and will pay for, Series A Shares validly tendered and not properly withdrawn promptly after the Expiration Date. The payment date will be within three business days after the Expiration Date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the purchase of, any Series A Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or purchase of, or payment for, the shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Series A Shares validly tendered, not properly withdrawn, and subject to proration if necessary, if and when we notify the Depositary of our acceptance for payment of Series A Shares tendered pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, we will deliver the cash required to pay for the tendered Series A Shares to the Depositary, which will act as agent for tendering stockholders for the purpose of receiving the cash consideration from us and transmitting the cash to the tendering holders whose Series A Shares have been accepted for payment.

Under no circumstances will we pay interest on the Offer Price, regardless of any delay in paying for tendered Series A Shares or of any extension of the Expiration Date.

If, prior to the Expiration Date, we increase the Offer Price, we will pay the increased Offer Price for all Series A Shares purchased pursuant to the Offer, whether or not any of those Series A Shares were tendered before the increase in the Offer Price.

If certain events occur, we may not be obligated to purchase Series A Shares pursuant to the Offer. See “The Offer — Conditions of the Offer.”

In all cases, delivery of the consideration for Series A Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the confirmation of a book-entry transfer of the Series A Shares into the Depositary’s account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Offer — Procedures for Tendering;” (ii) the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of tender of shares held by a broker, dealer or other nominee, an Agent’s Message (as described in “— Procedures for Tendering — Book-Entry Transfer”) in lieu of the letter of transmittal; and (iii) any other documents required by the letter of transmittal.

If we do not accept any tendered Series A Shares for payment pursuant to the terms and conditions of the Offer for any reason, those Series A Shares will be credited to an account maintained within DTC promptly following expiration or termination of the Offer pursuant to the procedures set forth below under “The Offer — Procedures for Tendering.” All Series A Shares that are validly tendered and purchased by us in the Offer will become authorized but unissued shares.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Form W-9 included with the letter of transmittal or an appropriate Form W-8 obtained from the Depositary may be subject to required backup withholding on the gross proceeds paid to that stockholder or other payee pursuant to the Offer.

Procedures for Tendering

Requirements for Valid Tenders of Series A Shares.  In order for a stockholder validly to tender Series A Shares pursuant to the Offer, the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees (or an Agent’s Message (defined below) in lieu of the letter of transmittal) and any other documents required by the letter of transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase and the Series A Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date. The holder may change its election prior to the Expiration Date of the Offer by submitting to the Depositary a properly completed and signed revised letter of transmittal.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Series A Shares at DTC, the book-entry transfer facility, for purposes of the Offer within two business days after the date of this Offer to Purchase. If your Series A Shares are held in street name (i.e., through a broker, dealer or other nominee), you should instruct your broker, dealer or other nominee to make the appropriate election on your behalf when they tender shares through DTC. You may change your election by causing a new Agent’s Message with revised election information to be transmitted through DTC. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Series A Shares by causing DTC to transfer those Series A Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of Series A Shares may be effected through book-entry transfer at DTC, either the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering Series A Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce this agreement against the participant.

If you own your Series A Shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the Series A Shares on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or nominee to determine whether any charges will apply. We will pay any transfer taxes that may be due on our purchase of Series A Shares pursuant to the Offer.

Signature Guarantees.  No signature guarantee is required on the letter of transmittal (i) if the letter of transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Series A Shares) of the Series A Shares tendered, unless the holder has completed the box entitled “Special Payment Instructions” on the letter of transmittal, or (ii) if the Series A Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”)). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution. See the instructions to the letter of transmittal.

Notwithstanding any other provision of this Offer to Purchase, Series A Shares accepted for payment pursuant to the Offer will in all cases be purchased only after timely receipt by the Depositary of (i) a Book-Entry Confirmation of a book-entry transfer of the Series A Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this section; (ii) the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or an Agent’s Message in lieu of the letter of transmittal; and (iii) any other documents required by the letter of transmittal.

Effects of Tenders

By tendering your Series A Shares as described above, you irrevocably appoint the Depositary and its designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Series A Shares tendered and accepted for payment by us. This appointment will be automatically revoked if we do not accept for payment the Series A Shares that you have tendered. All such proxies will be considered coupled with an interest in the tendered Series A Shares and therefore will not be revocable; provided, that the Series A Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, as it may be extended by us, and unless theretofore accepted for payment and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Series A Shares are withdrawn. By tendering your Series A shares, you will be deemed to acknowledge and agree that the Dealer Manager is acting as your agent and not in any other capacity with respect to you.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series A Shares in the Offer, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Series A Shares in the Offer determined by us not to be in proper form or the acceptance for payment or purchase of which may, in our opinion, be unlawful.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the Expiration Date, in our sole discretion, any of the conditions to the Offer, including the absolute right to waive any defect or irregularity in the tender of any Series A Shares in the Offer. No tender of Series A Shares in the Offer will be deemed to have been made until all defects and irregularities in the tender of such Series A Shares in the Offer have been cured or waived. None of the Company, the Dealer Manager, the Information Agent or the Depositary or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Series A Shares in the Offer, nor will any of them incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding.

Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Series A Shares in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Series A Shares being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Series A Shares complies with Rule 14e-4.

The tender of Series A Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

You may validly withdraw previously tendered Series A Shares at any time prior to the expiration of the Offer, which is 5:00 p.m., New York City time, on October 29, 2010, unless we extend it. In addition, after the expiration of the Offer, you will have the right to withdraw any Series A Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer.

If you tendered your Series A Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your shares.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Purchase prior to the Expiration Date or, if your Series A Shares are not previously accepted for payment by us, after the expiration of 40 business days after the commencement of the Offer. Any notice of withdrawal must identify the beneficial owner of the Series A Shares to be withdrawn, including the name of the beneficial owner of the Series A Shares, the name of the person who tendered the Series A Shares, if different, and the number of Series A Shares to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase. If you tendered Series A Shares pursuant to the procedures for a book-entry transfer, a withdrawal of Series A Shares will only be effective if you comply with the appropriate DTC procedures prior to the Expiration Date or, if your shares are not previously accepted for payment by us, after the expiration of 40 business days after the commencement of the Offer.

If we extend the Offer, are delayed in our acceptance of the Series A Shares or are unable to accept Series A Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Series A Shares, and those Series A Shares may not be withdrawn except as otherwise provided in this Offer to Purchase, subject to Rule 14e-1(c) under the Exchange Act (which requires that a bidder making a tender offer must either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer).

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any Series A Shares withdrawn will be deemed not to have been validly tendered for purposes of the Offer, and no consideration will be paid for them, unless the Series A Shares so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn Series A Shares may be re-tendered by following the procedures described above under “The Offer — Procedures for Tendering” at any time prior to the Expiration Date.

None of the Company, the Dealer Manager, the Information Agent or the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notification. Any Series A Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.

Effects of Not Tendering Series A Shares

The Offer is not conditioned on a minimum number of Series A Shares having been tendered. Accordingly, your decision to not tender your Series A Shares will have no effect on whether or not the Offer is completed. If you do not tender your Series A Shares, whether or not the Offer is completed, you will continue to own your Series A Shares.

No dividend will be paid on the Series A Shares in connection with the Offer, whether or not the Offer is completed. If you do not tender your Series A Shares, you will retain your rights in respect of accumulated and unpaid dividends. Particularly given our current financial condition, however, we do not know when or if we will pay future dividends on the Series A Shares, including accumulated and unpaid dividends on the Series A Shares.

Source and Amount of Funds

The Offer is not conditioned on our obtaining financing. The total amount of funds required to purchase the maximum number of 4,000,000 Series A Shares is approximately $61.50 million (including estimated transaction expenses). We have sufficient resources to purchase the Series A Shares sought in the Offer, and we intend to use available cash to do so.

Liquidity

If the Offer is completed, the number of Series A Shares that are available to be publicly traded will be reduced. Holders who choose not to tender their Series A Shares will own a greater percentage of the remaining Series A Shares. This may reduce the volume of trading in the Series A Shares and may make it more difficult to buy or sell significant amounts of Series A Shares without affecting the market price.

Series A Shares are currently listed and traded on the NYSE. Regardless of the results of the Offer, we expect the Series A Shares will continue to qualify to be listed on the NYSE. We intend to keep the Series A Shares listed on the NYSE following completion of the Offer.

As of September 28, 2010, we have $119.08 million of cash and cash equivalents. Our unrestricted cash held at September 28, 2010 included $12.66 million of unrestricted cash held by our Gramercy Realty division, which is not currently available for general corporate purposes.

Possible Consequences if the Offer Is Not Completed or if We Do Not Purchase a Substantial Number of Series A Shares in the Offer

If the Offer is not completed or if we do not purchase a substantial number of Series A Shares in the Offer:

•	Our ability to maintain or increase our liquidity by accessing the capital markets will likely remain severely restricted. Such inability, if it results in our having insufficient liquidity to grow and/or operate our business, may have a material adverse impact on our operations, cash flow and financial condition, and may ultimately impair our ability to continue as a going concern. We believe that our ability to access the equity and debt capital markets will remain severely restricted so long as we have a substantial number of Series A Shares outstanding, particularly in light of the current level of accumulated and unpaid dividends and our inability to pay dividends on our Common Stock as a result thereof. However, we can offer no assurance that we will be able to access the capital markets on acceptable terms, or at all, even if we are successful in purchasing a substantial number of the Series A Shares in the Offer.
•	If we are not able to access the capital markets to maintain or increase our liquidity, we may in the future be required to pursue certain measures in order to maintain and enhance our liquidity, including seeking the extension or replacement of our debt facilities, potentially selling assets at unfavorable prices and/or reducing our operating expenses. Sales of assets held in the CDOs do not generate unrestricted cash or further liquidity for us because proceeds from CDO asset sales are restricted and available only for reinvestment within the CDOs during the applicable reinvestment period and subject to compliance with various collateral qualification tests.
•	We may find it more difficult to implement potential strategic initiatives to grow our Company for the benefit of our stockholders.
•	Given our current financial condition, we do not know when or if we will pay future dividends on the Series A Shares, including accumulated and unpaid dividends on the Series A Shares, particularly in light of the current level of accumulated and unpaid dividends. If we do not pay the accumulated and unpaid dividends on the Series A Shares, we will continue to be restricted in our ability to pay dividends or to repurchase shares of our Common Stock or other equity securities we may issue in the future. We can offer no assurance, however, that we will pay any future dividends even if we are successful in purchasing a substantial number of the Series A Shares in the Offer.

Appraisal Rights

You do not have appraisal rights in connection with the Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Purchase, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Series A Shares in the Offer. We intend to make all required filings under the Exchange Act in respect of the Offer.

Subsequent Repurchases of Series A Shares

Whether or not the Offer is completed, subject to applicable contractual restrictions, the terms of our charter and applicable law, we or our affiliates may from time to time acquire Series A Shares, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, exchange offers, exercise of optional redemption rights, offers to purchase or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the value of the consideration payable pursuant to the Offer and could be paid in cash or other consideration not provided for in the Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date the Offer expires or otherwise terminates, neither we nor any of our affiliates will make any purchases of Series A Shares other than pursuant to the Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Dealer Manager

We have retained Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Offer. The Dealer Manager may contact brokers, dealers and other nominees and may provide information regarding the Offer to those that they contact or persons that contact them. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Information Agent

D.F. King & Co., Inc. is serving as Information Agent in connection with the Offer. The Information Agent will assist with the mailing of this Offer to Purchase and related materials to holders of Series A Shares, respond to inquiries of and provide information to holders of Series A Shares in connection with the Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Offer, and requests for assistance or for additional copies of this Offer to Purchase and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Depositary

We have retained D.F. King & Co., Inc. as Depositary. We will pay D.F. King & Co., Inc. reasonable and customary compensation for its services in connection with the Offer and reimburse it for its reasonable out-of-pocket expenses.

Soliciting Dealer Fee

With respect to any tender of Series A Shares where the aggregate amount of Series A Shares being tendered by the tendering holder and its affiliates and family members (whether in a single tender or in multiple tenders) is 10,000 or fewer Series A Shares, we will pay the applicable soliciting dealer a fee equal to $0.375 for each Series A Share that is validly tendered and accepted for payment (the “Soliciting Dealer Fee”). In order to be eligible to receive the Soliciting Dealer Fee, a properly completed Notice of Solicited Tenders must be delivered by the applicable soliciting dealer to the Information Agent on or prior to the Expiration Date. We will, in our sole discretion, determine whether a soliciting dealer has satisfied the criteria for receiving a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders).

A soliciting dealer is a retail broker designated in a valid Notice of Solicited Tenders that solicited or assisted in arranging a tender of Series A Shares pursuant to the Offer and is: (i) a broker or dealer in securities and a member of a national securities exchange in the United States or of Financial Industry Regulatory Authority, or FINRA; or (ii) a bank or trust company located in the United States.

Soliciting dealers will be eligible to receive the Soliciting Dealer Fee even when the activities of soliciting dealers in connection with the Offer consist solely of forwarding to clients materials relating to the Offer and tendering or arranging for the tender of Series A Shares on behalf of the beneficial owners thereof. Each soliciting dealer will be required to confirm that each holder of Series A Shares that it solicits has received a copy of the Offer to Purchase or concurrently with such solicitation was provided with a copy of the Offer to Purchase. No soliciting dealer is required to make any recommendation to holders of Series A Shares as to whether to tender or refrain from tendering in response to the Offer. No assumption will be made, in paying the Soliciting Dealer Fee to any soliciting dealer, that the soliciting dealer’s activities in connection with the Offer included any activities other than those described in this paragraph.

A soliciting dealer is not entitled to a Soliciting Dealer Fee:

(a)	with respect to Series A Shares beneficially owned by the soliciting dealer or by any affiliate of the soliciting dealer; or
(b)	with respect to Series A Shares that are registered in the name of the soliciting dealer, unless those Series A Shares are held by the soliciting dealer as a nominee and are tendered on behalf of the beneficial owner of those Series A Shares; or
(c)	with respect to Series A Shares tendered by the holder of record, for the account of that holder, unless the tendering holder designates the soliciting dealer for this purpose in the Letter of Transmittal; or
(d)	with respect to Series A Shares that for any reason are not accepted for payment and purchased pursuant to the Offer; or
(e)	if the soliciting dealer is an affiliate of (i) the Company, (ii) any officer or director of the Company or (iii) any beneficial owner of 5% or more of the outstanding shares of our Common Stock.

Soliciting dealers should take care to ensure that proper records are kept to document their entitlement to any Soliciting Dealer Fee. We and the Information Agent reserve the right to require additional information at our discretion, as deemed warranted, to confirm such entitlement.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $1.5 million in connection with the Offer. We also will pay brokerage houses and other brokers, dealers, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the letter of transmittal and related documents to the beneficial owners of shares and in handling or forwarding tenders of shares by their customers.

In connection with the Offer, our officers, directors and employees may solicit tenders of shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These officers, directors and employees will not be separately compensated for these services.

Tendering holders of Series A Shares will not be required to pay brokerage commissions to us, the Information Agent or the Depositary. Holders who tender their Series A Shares through a broker, dealer or other nominee should inquire as to whether it charges any service fees.

THE BACKGROUND OF THE OFFER

The Background and Purpose of the Offer

The continued challenging global credit and liquidity conditions have demonstrated that the Company must maintain sufficient liquidity to operate and grow our business. The Company is conducting the Offer because it believes a significant reduction of the outstanding Series A Shares will improve the Company’s ability to manage the current challenging market conditions by reducing the Company’s future cash requirements.

Since mid-2007, significantly challenging market conditions have adversely affected — and continue to adversely affect — both the Company and the market in which we operate. During 2009 and to date in 2010, the global capital markets continued to experience volatility and a lack of liquidity. The impact of the global credit crisis has lingered in the commercial real estate sectors, especially for the structured real estate loans, and is reflected in reduced availability of debt and equity capital for all but the highest quality borrowers and properties. Transaction volume remains well below historical levels, credit spreads for most forms of mortgage debt investments remain wide, and other forms of financing from the debt markets have been dramatically curtailed. Despite signs of moderate improvement, we believe that the continuing dislocation in the debt capital markets, coupled with a measured recovery from a recession in the United States, has reduced property valuations and has adversely impacted commercial real estate fundamentals. These developments can impact and have impacted the performance of our existing portfolio of financial and real property assets. Among other things, such conditions have resulted in our recognizing significant amounts of loan loss reserves and impairments, narrowed our margin of compliance with debt and CDO covenants, depressed the price of our Common Stock and has effectively removed our ability to raise public and private capital. It has reduced our borrowers’ ability to repay their loans, and when combined with declining real estate values on our collateral for such loans, increased the likelihood that we will continue to take further loan loss reserves. Additionally, it has led to increased vacancies in our properties. Furthermore, changes in the structured, regulatory environment and business practices for capital markets participants has caused stress to all financial institutions, and our business is dependent upon these counterparties for, among other things, financing, rental payments on the majority of our owned properties and interest rate derivatives.

Substantially all of our loan and other investments and commercial mortgage-backed securities are pledged as collateral for our CDO bonds and the income generated from these investments is used to fund interest obligations of our CDO bonds and the remaining income, if any, is retained by us. Our CDO bonds contain minimum interest coverage and asset over-collateralization covenants that must be met in order for us to receive cash flow on the interests retained by us in the CDOs and to receive the subordinate collateral management fee earned. If we fail these covenants in some or all of the CDOs, all cash flows from the applicable CDO other than senior collateral management fees would be diverted to repay principal and interest on the most senior outstanding CDO bonds and we may not receive some or all residual payments or the subordinate collateral management fee until that CDO regained compliance with such tests. As of July 2010, the most recent distribution date, our 2006 CDO was in compliance with its interest coverage and asset over-collateralization covenants, however, the compliance margin was narrow and relatively small declines in collateral performance and credit metrics could cause the CDO to fall out of compliance. Our 2005 CDO failed its over-collateralization test at the July 2010 and April 2010 distribution dates and our 2007 CDO failed its over-collateralization test at the August 2010, May 2010 and February 2010 distribution dates.

In addition, cash flow from our Gramercy Realty portfolio, after debt service and capital requirements, is expected to be negative throughout the extended term of our $241.3 million mortgage loan with Goldman Sachs Commercial Mortgage Capital, L.P. (“GSCMC”), Citicorp North America, Inc. (“Citicorp”) and SL Green Realty Corp. (“SL Green”) (the “Goldman Mortgage Loan”), which is collateralized by approximately 195 properties held by Gramercy Realty, and our $552.1 million senior and junior mezzanine loans with KBS Real Estate Investment Trust, Inc., GSCMC, Citicorp and SL Green (the “Goldman Mezzanine Loans”), which are secured by the equity interest in substantially all of the entities comprising our Gramercy Realty division. The negative cash flow is primarily attributable to the Dana Portfolio, which consists of 13 office buildings and two parking facilities containing approximately 3.8 million square feet, of which approximately 2.4 million square feet is leased to Bank of America, N.A. (“Bank of America”). Under the terms of that lease, which was originally entered into between Bank of America, as tenant, and Dana

Commercial Credit Corporation, as landlord, as part of a larger bond-net lease transaction, Bank of America is required to make a future annual base rental payment of approximately $3.0 million in January 2011 and no annual base rental payments from 2012 through lease expiration in June 2022. The 2010 rent payment of approximately $40.4 million for the Dana Portfolio was prepaid by Bank of America in December 2009 so there will be no additional cash flow from this lease during 2010. Also, in July 2010, under the existing terms of a lease agreement with affiliates of Regions Financial Corporation, the annual rent for approximately 570,000 square feet of space covered by that agreement declined by approximately $5.1 million. Additionally, sustaining occupancy in our portfolio remains challenging in the current environment. The failures of the CDO over-collateralization test under our 2005 and 2007 CDOs and the expected reduction of rent revenue from our Gramercy Realty division indicate that the cash flows that we generate from our operations in the future periods will be significantly reduced.

As a result of the challenging market conditions and their impact on the Company, we have been keenly focused on maintaining liquidity. This focus contributed to our decision not to pay dividends on the Series A Shares for the January 15, April 15, July 15 and October 15, 2009 and January 15, April 15 and July 15, 2010 dividend payment dates. As of October 1, 2010, the accumulated and unpaid dividends on the Series A Shares were approximately $18.69 million in the aggregate. Moreover, we have not declared a dividend on our Common Stock since the second quarter of 2008.

We believe that we must align the costs of our operations with our cash flows in order to maintain sufficient liquidity to grow our business. Because we expect the Company’s cash flows in the near-to-medium term to be lower than in previous years (and could decrease significantly in the future as a result of decreased cash flows from our CDOs or other factors), it is important for us to reduce the Company’s future cash requirements. Successful completion of the Offer will reduce the amount of dividends payable in the future. While the successful completion of the Offer will initially reduce the amount of our available unrestricted cash, we believe a significant reduction of the outstanding Series A Shares will benefit the Company over time by reducing the amount of cash dividend payments that the Company will be obligated to make in the future.

Recent Developments

Strategic Process

Earlier this year, our Board of Directors retained a financial adviser to conduct discussions with various third parties regarding potential transactions to recapitalize our Company. We received indications of interest from several of these parties regarding a variety of potential transactions that ranged from the acquisition of our entire company to acquisitions of parts of our assets or business, joint ventures with either or both of our Gramercy Finance and Gramercy Realty divisions, externalization of our management function and investment of capital through new issuances of our equity or debt securities. Some indications of interest contemplated change of control transactions or, at a minimum, significant changes in the composition of our management team and Board of Directors. All indications of interest were subject to significant additional due diligence by the parties submitting them and to the satisfaction of substantial qualifications and conditions, including but not limited to eliminating various of our contingent and other liabilities, restructuring various of our Gramercy Realty indebtedness, repurchasing a substantial portion of the Series A Shares, selling certain of our assets and obtaining the approval of our stockholders.

After reviewing the indications of interest received, and conducting discussions to understand the likelihood that the indicated terms could be improved, our Board of Directors decided to discontinue discussions regarding the indications of interest because, among other reasons, each of the proposed transactions was subject to conditions and contingencies that made consummation highly uncertain and none of the indications of interest appeared to offer a level of value to our stockholders that our Board of Directors deemed acceptable. We expect our Board of Directors will continue to consider various means by which we might improve our financial position or otherwise create value for our stockholders, but it is not possible to predict when or if any such actions can or will be implemented. The range of possible actions that may be considered by our Board of Directors in the future may include transactions of the types contemplated by the indications of interest referred to above.

Debt Restructuring

In March 2010, we amended the Goldman Mortgage Loan and the Goldman Mezzanine Loans to extend the maturity date to March 11, 2011. The Goldman Mortgage Loan is collateralized by approximately 196 properties held by Gramercy Realty and the Goldman Mezzanine Loans are collateralized by the equity interests in substantially all of the entities comprising our Gramercy Realty division. We do not expect that we will be able to refinance the entire amount of indebtedness under the Goldman Mortgage Loan and the Goldman Mezzanine Loans prior to their final maturity and we are unlikely to have sufficient capital to satisfy any shortfall. Failure to satisfy any shortfall will result in a default and could result in the foreclosure of the underlying Gramercy Realty properties and/or our equity interests in the entities that comprise substantially all of our Gramercy Realty division. Such default would materially and adversely affect our business, financial condition and results of operations. A loss of the Gramercy Realty portfolio in such circumstances would trigger a substantial book loss and would likely result in the Company having negative book value. We have begun negotiations with the lenders to further extend or modify the Goldman Mortgage Loan and the Goldman Mezzanine Loans and have retained EdgeRock Realty Advisors LLC, an FTI Company, to assist in the potential restructuring of such debt. As of the date of this Offer to Purchase, however, we have made no significant progress in those negotiations. There can be no assurance as to when or if we will be able to accomplish such restructuring or as to the terms of any such restructuring.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s officers and directors do not own any Series A Shares and therefore are not eligible to participate in the Offer. Belmont Insurance Company (“Belmont”), which is a wholly-owned subsidiary of SL Green (which owned approximately 12.5% of the outstanding shares of our Common Stock as of September 30, 2010 and is our largest stockholder), owns 49,925 Series A Shares. Belmont will be eligible to participate in the Offer in the same manner as any other holder of Series A Shares. Belmont has not advised the Company whether it intends to tender any or all of its Series A Shares pursuant to the Offer. Prior to launching the Offer, our representatives had discussions with a holder we believe to be the largest beneficial owner of our Series A Shares. In those discussions, the holder, who we believe beneficially owns more than 20% of the outstanding Series A Shares, advised our representatives that such holder is supportive of the Offer and intends to participate in the Offer, however, there is no agreement, arrangement and understanding between the Company and such holder with respect to the Offer. Furthermore, neither we, nor any of our associates, subsidiaries nor, to our knowledge, any of our directors or executive officers, have effected any transactions in the Series A Shares during the 60 days before the date of this Offer to Purchase.

Except for (i) outstanding options or other awards pursuant to our Amended and Restated Equity Incentive Plan, our 2008 Employee Stock Purchase Plan and our Independent Directors’ Deferral Program to purchase shares of Common Stock granted to our officers, directors and employees as described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the quarterly period ended December 31, 2009, and (ii) registration rights agreements entered into between us and SL Green, and as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

We may issue debt and equity securities from time to time, and, in connection with such issuances, we may enter into customary arrangements with respect to the sale and placement of securities.

The following table sets forth the beneficial ownership of our Common Stock, as of September 30, 2010, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their respective names.

In accordance with the SEC’s rules, each listed person’s beneficial ownership includes:

•	all shares the listed person actually owns, beneficially or of record;
•	all shares as to which the listed person has or shares control over voting or disposition (such as in the capacity of a general partner of an investment fund); and
•	all shares the listed person has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name	Amount And Nature of Beneficial Ownership of Common Stock		Percent of Total(1)
SL Green Realty Corp. and SL Green Operating Partnership, L.P.	6,219,370	(2)	12.46%
Roger M. Cozzi	297,984		*
Timothy J. O’Connor	130,000		*
Robert R. Foley	277,481	(3)	*
Marc Holliday	267,491	(4)	*
Allan J. Baum	119,187	(5)	*
Jeffrey E. Kelter	128,198	(6)	*
Paul J. Konigsberg	119,032	(7)	*
Charles S. Laven	116,358	(8)	*
Jon W. Clark	13,306	(9)	*
Michael G. Kavouris	51,879	(10)	*
All Directors and Executive Officers as a Group (10 Persons)	1,521,116		3.05%
Appaloosa Partners Inc.	4,589,395	(11)	9.19%
He Zhengxu	3,018,055	(12)	6.05%
The Vanguard Group, Inc.	3,869,007	(13)	7.75%
Janus Capital Management LLC	2,665,066	(14)	5.34%

*	Less than 1% of class.
**	Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.
(1)	As of September 30, 2010, 49,922,393 shares of Common Stock were outstanding.
(2)	Based solely on information contained in Schedule 13G/A filed jointly by SL Green and SL Green Operating Partnership, L.P. on February 5, 2009. SL Green and SL Green Operating Partnership, L.P. have shared voting and dispositive power over 6,219,370 shares of Common Stock.
(3)	Includes 183,700 shares of Common Stock issuable upon exercise of options.
(4)	Includes 106,258 shares of Common Stock issuable upon exercise of options. On April 22, 2010, Mr. Holliday notified our Board of Directors that he would not stand for election as a Class III director for a new term. However, Mr. Holliday has agreed with our Board of Directors that he would remain as a director for a unspecified period of time following our 2010 annual meeting to allow our Board of Directors to search for and appoint a replacement director. Our Board of Directors intends for such new director to stand for election at our 2011 annual meeting of stockholders for the remainder of such director’s Class III term.
(5)	Includes 28,508 shares of Common Stock issuable upon exercise of options, 2,500 shares of restricted Common Stock and 88,179.13 phantom units.
(6)	Includes 28,508 shares of Common Stock issuable upon exercise of options, 2,500 shares of restricted Common Stock and 97,189.55 phantom units.
(7)	Includes 28,508 shares of Common Stock issuable upon exercise of options, 2,500 shares of restricted Common Stock and 88,024.12 phantom units.
(8)	Includes 28,508 shares of Common Stock issuable upon exercise of options, 2,500 shares of restricted Common Stock and 85,549.91 phantom units.
(9)	Includes 10,806 shares of Common Stock issuable upon exercise of options.
(10)	Includes 36,379 shares of Common Stock issuable upon exercise of options.
(11)	The business address for this stockholder is Appaloosa Management L.P., 51 John F. Kennedy Parkway, Short Hills, NJ 07078. Based solely on information contained in Schedule 13G/A filed jointly by this stockholder, Appaloosa Management L.P., David A. Tepper (collectively, “Appaloosa”), Appaloosa

Investment Limited Partnership (“AILP”), Palomino Fund Ltd. (“Palomino”), Thoroughbred Fund L.P. (“TFLP”) and Thoroughbred Master Ltd. (“TML”) on February 12, 2010. Appaloosa has shared voting and dispositive power over all of these shares. AILP, Palomino, TFLP and TML have shared voting and dispositive power over 1,491,555 shares, 2,179,964 shares, 449,027 shares and 468,849 shares, respectively.
(12)	The address for this stockholder is Institution of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 100080, People’s Republic of China. Based solely on information contained in Schedule 13G/A filed jointly by this stockholder and He & Fang 2005 Revocable Living Trust on January 20, 2010. This stockholder has shared voting and dispositive power over these shares.
(13)	The business address for this stockholder is 100 Vanguard Blvd., Malvern, PA 19355. Based solely on information contained in Schedule 13G/A filed jointly by The Vanguard Group, Inc. and Vanguard Fiduciary Trust Company (collectively, “Vanguard”) on February 1, 2010. Vanguard Fiduciary Trust Company has sole voting power over 55,421 shares of Common Stock and Vanguard has shared dispositive power over 55,421 shares of Common Stock.
(14)	The business address for this stockholder is 151 Detroit Street, Denver, CO 80206. Based solely on information contained in Schedule 13G/A filed by this stockholder on February 16, 2010.

MARKET PRICES OF AND DIVIDENDS ON THE SERIES A SHARES

Prices of the Series A Shares may fluctuate greatly and holders are urged to obtain current information with respect to the market prices for the Series A Shares.

The Series A Shares are listed on the NYSE under the symbol “GKK.PRA.” As of October 1, 2010, there were 4,600,000 Series A Shares outstanding. The holders of the Series A Shares are entitled to cumulative quarterly dividends equal to 8.125% of the $25.00 liquidation preference per share, which is $2.03125 per year per share. The following table sets forth, for the periods indicated, the high and low reported closing sales prices per share of the Series A Shares:

	Stock Prices
	High	Low
2010
July 1 to September 30, 2010	$13.75	$9.01
April 1 to June 30, 2010	14.61	8.96
First Quarter ended March 31, 2010	16.30	10.50
2009
Fourth Quarter ended December 31, 2009	$12.25	$7.50
Third Quarter ended September 30, 2009	7.80	5.25
Second Quarter ended June 30, 2009	7.20	2.86
First Quarter ended March 31, 2009	4.20	1.35
2008
Fourth Quarter ended December 31, 2008	$7.50	$2.10
Third Quarter ended September 30, 2008	17.19	5.90
Second Quarter ended June 30, 2008	20.74	16.57
First Quarter ended March 31, 2008	21.05	16.00

On September 30, 2010, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series A Share on the NYSE was $13.10.

If the Offer is successfully completed, the extent of the public market for Series A Shares will depend upon the number of holders and the aggregate market value of the Series A Shares remaining outstanding, the interest in maintaining a market in the Series A Shares on the part of securities firms and other factors.

No dividends have been paid on the Series A Shares since October 15, 2008. As of October 1, 2010, the accumulated and unpaid dividends on the Series A Shares were $4.06 per share.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of the purchase of Series A Shares (such purchase, the “Purchase”) for cash in the Offer.

For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “Gramercy,” “we,” “our” and “us” mean only Gramercy Capital Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Department of the Treasury, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. This summary is for general information only, and is not tax advice. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances, or, except to the extent described below, to holders subject to special tax rules, such as:

•	financial institutions;
•	insurance companies;
•	broker-dealers or traders electing to mark-to-market;
•	regulated investment companies;
•	partnerships and trusts;
•	persons who hold Series A Shares on behalf of another person as nominee;
•	persons who receive Series A Shares through the exercise of employee stock options or otherwise as compensation;
•	persons holding Series A Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	tax-exempt organizations; and
•	foreign investors.

This summary assumes that holders hold their Series A Shares as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of the Purchase for holders of Series A Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the U.S. federal income tax consequences of the Purchase to any particular holder of Series A Shares will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Purchase to you in light of your particular investment or tax circumstances.

For purposes of this discussion, a “U.S. Holder” is any of the following:

•	a citizen or resident of the United States,
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia,
•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or
•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “Non-U.S. Holder” is any individual, corporation, estate, or trust that is not a U.S. Holder. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Series A Shares, the tax treatment of the Purchase for a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Purchase.

Participation in the Offer

Treatment of the Purchase as a Sale or as a Distribution

Our purchase of tendered Series A Shares pursuant to the Offer may be treated either as a sale of those Series A Shares by the tendering holder or as a distribution in respect of stock held by the tendering holder, depending upon the circumstances as of the time the Series A Shares are tendered. A tender of Series A Shares will be treated as a sale if it (i) results in a “complete termination” of the tendering holder’s interest in our stock, or (ii) is “not essentially equivalent to a dividend” with respect to the holder, each within the meaning of Section 302(b) of the Internal Revenue Code. Our purchase of tendered Series A Shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend,” and hence as a sale, if it results in a “meaningful reduction” in the tendering holder’s proportionate interest in our stock, based on the relevant facts applicable to the holder. The IRS has indicated that (i) any reduction in ownership of nonvoting preferred shares such as the Series A Shares is a “meaningful reduction” in a holder’s interest, and therefore not essentially equivalent to a dividend, if the holder owns no common stock, and (ii) even a small reduction in the percentage interest held by a stockholder in a publicly held corporation will be treated as a sale if the stockholder’s percentage stock ownership is minimal and the stockholder exercises no control over the corporation. In determining whether either of these tests has been met, shares considered to be owned by the tendering holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares directly or indirectly owned, must generally be taken into account. These constructive ownership rules can result, for example, in a tendering holder being considered to own shares owned by the Holder’s spouse, children, grandchildren or parents, as well as shares held by certain affiliated entities. Hence, the constructive ownership rules can cause a tender that otherwise appears to satisfy one of the tests described above to nevertheless be treated as a distribution.

While each holder’s situation is different, we expect, subject to the considerations described above, that most retail holders of Series A Shares whose shares are purchased in whole or in part in the Offer will be able to conclude that the transaction qualifies for sale treatment for U.S. federal income tax purposes. However, holders should consult their tax advisors as to whether a tender will be treated as a sale or a distribution given their particular circumstances.

Taxation of U.S. Holders

Sale. If our purchase of a U.S. Holder’s tendered Series A Shares in the Offer is treated as a sale under the rules described above, the U.S. Holder will recognize capital gain or loss equal to the difference between the proceeds of sale and the U.S. Holder’s adjusted tax basis in the purchased Series A Shares. In general, capital gains recognized by U.S. Holders that are individuals, trusts and estates will be long term capital gains and subject to a maximum U.S. federal income tax rate of 15% if such Series A Shares are held for more than one year, and will be taxed at ordinary income rates (i.e., a maximum U.S. federal income tax rate of 35%) if such Series A Shares are held for one year or less. Gains recognized by U.S. Holders that are corporations are subject to a maximum U.S. federal income tax of 35%, regardless of whether such gains are classified as long term capital gains. Capital losses recognized by a U.S. Holder on a tender of Series A Shares are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year).

Distribution.  If our purchase of a U.S. Holder’s tendered Series A Shares in the Offer is treated as a distribution to the U.S. Holder, the distribution will generally be taken into account by the U.S. Holder as ordinary income to the extent that the distribution is paid out of our current or accumulated earnings and profits (determined under U.S. federal income tax principles). Any such distribution will generally not be eligible for the dividends received deduction for corporate holders. With limited exceptions, any portion of the distribution that is treated as a dividend will not be eligible for taxation at the preferential income tax rates (i.e., a 15% maximum U.S. federal income tax rate) for qualified dividends received from taxable C corporations by U.S. Holders that are individuals, trusts or estates. No part of the distribution will be designated as a capital gain dividend.

In determining the extent to which the distribution constitutes a dividend for U.S. federal income tax purposes, our current and accumulated earnings and profits generally will be allocated first to the distributions on our Series A Shares, and any remaining earnings and profits will be allocated to distributions, if any, on our common stock. The amount of our earnings and profits must be determined as of the end of the year in which the transaction giving rise to the distribution occurs. Consequently, we are unable to determine at this time whether any portion of a distribution deemed to have been received in respect of the tender of Series A Shares will be treated as a dividend for U.S. federal income tax purposes.

If a U.S. Holder is treated as receiving a distribution and such distribution exceeds the U.S. Holder’s proportionate share of our current and accumulated earnings and profits, the excess amount will represent a return of capital and will not be taxable to the U.S. Holder to the extent it does not exceed the adjusted tax basis, determined on a share-by-share basis, of the U.S. Holder’s Series A Shares. Rather, the distribution will generally reduce the adjusted tax basis, determined on a share-by-share basis, of the U.S. Holder’s Series A Shares (but not below zero). As a result, the U.S. Holder will recognize additional gain or a smaller loss than it otherwise would when it sells its remaining Series A Shares, if any. If the distribution exceeds the sum of a U.S. Holder’s proportionate share of our current and accumulated earnings and profits plus the U.S. Holder’s adjusted tax basis in its Series A Shares, determined on a share-by-share basis, such excess will generally be treated as gain from the sale or exchange of Series A Shares (see “— Taxation of U.S. Holders — Sale”).

Under regulations proposed by the U.S. Department of the Treasury, to the extent a holder is treated as receiving a distribution for U.S. federal income tax purposes, such holder’s adjusted tax basis (after making adjustments for any portion of the distribution that represents a return of capital, if applicable, as described above) in the purchased Series A Shares may be added to any Series A Shares retained by the holder. If, however, the holder has no remaining Series A Shares after the tender but continues to hold our common shares, the holder may be able to claim a loss equal to such remaining basis at some future point if certain requirements are met. Holders are urged to consult their tax advisors regarding the effect of any basis adjustments occurring as a result of a tender of Series A Shares.

If a tender of Series A Shares is treated as a distribution with respect to a holder and it is determined that a portion of the proceeds represents a holder’s share of our excess inclusion income, that portion may be classified as excess inclusion income. Excess inclusion income received by a U.S. Holder is taxable as ordinary income and cannot be offset by any net operating losses that are otherwise available to such U.S. Holder. As required by IRS guidance, we intend to notify our holders if a portion of an amount paid to them is attributable to excess inclusion income.

Taxation of Non-U.S. Holders

Sale.  If our purchase of tendered Series A Shares pursuant to the Offer is treated as a sale or exchange by a Non-U.S. Holder, such Non-U.S. Holder will recognize capital gain or loss equal to the difference between the proceeds received and such Holder’s adjusted tax basis in the tendered Series A Shares.

Any capital gain recognized by a Non-U.S. Holder in respect of its tendered Series A Shares will be taxable in the United States: (i) if our Series A Shares constitute “United States real property interests” (“USRPIs”), as described below, with respect to such Non-U.S. Holder, in which case gain recognized by such Non-U.S. Holder in connection with the tender will be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the same rate of tax that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), including any applicable capital gains rates, and collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the proceeds payable to such Non-U.S. Holder; (ii) if the Non-U.S. Holder’s investment in our Series A Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, in which case the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain (see “— Taxation of U.S. Holders — Sale”) and a Non-U.S. Holder that is a corporation may be additionally subject to the 30% branch profits tax; or (iii) if the Non-U.S. Holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gain. In general, Non-U.S. Holders should not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Series A Shares.

Although no assurance can be given, we believe that our Series A Shares will not be USRPIs at the time of the tender. Series A Shares will be treated as USRPIs if 50% or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property held by us solely in a capacity as a creditor. Notwithstanding the 50% test, Series A Shares will not constitute USRPIs if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT if less than 50% by value of such REIT’s shares are owned directly or indirectly by Non-U.S. Holders at all times during a specified testing period. Also, if Series A Shares are “regularly traded” on an established securities market, as defined by applicable Treasury regulations, gain recognized by a Non-U.S. Holder would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the Non-U.S. Holder receiving such distribution held 5% or less of our Series A Shares at all times during a specified testing period. Although no assurance can be given, we believe that we are, and will continue to be at the time of our purchase of Series A Shares pursuant to the Offer, a domestically controlled qualified investment entity and that Series A Shares are, and will continue to be at the time of our purchase of Series A Shares pursuant to the Offer, regularly traded on an established securities market. However, because our stock is widely held, we cannot be positive that we are a domestically controlled REIT.

Distribution.  If a tender of Series A Shares by a Non-U.S. Holder is treated as a distribution, then the portion of the distribution received by such Non-U.S. Holder that is (i) payable out of our current and accumulated earnings and profits (determined under U.S. federal income tax principles), (ii) not attributable to our capital gains, and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. federal withholding tax at a rate of 30%, unless reduced or eliminated by treaty and the Non-U.S. Holder complies with applicable certification requirements as described below. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the Non-U.S. Holder. As required by IRS guidance, we intend to notify our holders if any portion of the amount paid to them is attributable to excess inclusion income.

If a Non-U.S. Holder is treated as receiving a distribution and such distribution exceeds such Non-U.S. Holder’s proportionate share of our current and accumulated earnings and profits, such excess will generally represent a return of capital to the extent of the adjusted tax basis, determined on a share-by-share basis, of such Non-U.S. Holder’s Series A Shares, and will not be taxable to the Non-U.S. Holder. Such portion of the distribution may reduce the adjusted tax basis, determined on a share-by-share basis, of the Non-U.S. Holder’s Series A Shares (but not below zero). If such distribution exceeds the sum of a Non-U.S. Holder’s proportionate share of our current and accumulated earnings and profits plus such Non-U.S. Holder’s adjusted tax basis in its Series A Shares, determined on a share-by-share basis, such excess will generally be treated as gain from the sale or exchange of the Series A Shares (see “— Taxation of Non-U.S. Holders — Sale”).

If a Non-U.S. Holder tenders Series A Shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. In some cases, such U.S. broker or other nominee may not withhold U.S. federal gross income tax from the payment if the Non-U.S. Holder certifies that it is not a U.S. person and that it met the “complete termination” or “not essentially equivalent to a dividend” test in respect of the Offer, although receipt of the full payment may be delayed until the certification is provided. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, if a Non-U.S. Holder tenders Series A Shares held in its own name as a holder of record, the Depositary will withhold U.S. federal gross income tax from the payment made to such Non-U.S. Holder pursuant to the Offer, at a rate of 30% or such lower rate as may be available under an applicable income tax treaty, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination” or “not essentially equivalent to a dividend” test. To obtain a reduced rate of withholding under an income tax treaty with the United States, a Non-U.S. Holder must provide a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made.

A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld by timely filing a U.S. federal income tax return if it is determined that the amount of tax withheld exceeds the amount of tax payable by such Non-U.S. Holder, including by reason of meeting the “complete termination” or “not essentially equivalent to a dividend” test. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to proceeds paid to U.S. Holders other than certain exempt recipients (such as corporations). U.S. Holders may be subject to backup withholding at a rate of 28% on payments received with respect to a tender of Series A Shares unless such U.S. Holder (1) comes within certain exempt categories (such as corporations) and demonstrates this fact when required, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. Holder will be asked to provide such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing an IRS Form W-9 available at the IRS website, www.irs.gov.

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit in the amount withheld against such Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such Holder may be entitled to a refund, provided that the requisite information is furnished to the IRS on a timely basis.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. We maintain a web site at www.gkk.com. The information on our web site is not, and you must not consider the information to be, a part of this Offer to Purchase. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

This Offer to Purchase incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

Document	Period
Annual Report on Form 10-K (File No. 1-32248)	Year ended December 31, 2009
Quarterly Report on Form 10-Q (File No. 1-32248)	Quarter ended March 31, 2010
Quarterly Report on Form 10-Q (File No. 1-32248)	Quarter ended June 30, 2010

Document	Filed
Current Report on Form 8-K (File No. 1-32248)	March 15, 2010
Current Report on Form 8-K (File No. 1-32248)	June 17, 2010
Description of the Series A Shares set forth in Exhibit 3.1 to our Current Report on Form 8-K (File No. 1-32248)	April 18, 2007

Any documents we file pursuant to 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the expiration of the Offer to which this Offer to Purchase relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this Offer to Purchase and to be part hereof from the date of filing those documents.

We have not authorized anyone to give any information or make any representation about the Offer that is different from, or in addition to, that contained in this Offer to Purchase and we take no responsibility for any information that others may give you. If you are in a jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Offer to Purchase are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Offer to Purchase does not extend to you. The information contained in this Offer to Purchase speaks only as of the date of this Offer to Purchase unless the information specifically indicates that another date applies.

The Depositary for the Offer is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail;
Hand or Overnight Delivery:
D.F. King & Co., Inc.
Attn: Elton Bagley
48 Wall Street – 22nd Floor
New York, New York 10005

Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 859-8508

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

390 Greenwich Street, 1st Floor
New York, New York 10013
Collect: (212) 723-6106
Toll-Free: (800) 558-3745
Attention: Liability Management Group

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 859-8508